Exhibit 99.1

STORM CAT ENERGY CORPORATION ANNOUNCES DEFAULT
UNDER SUBORDINATED CONVERTIBLE NOTES, PROVIDES UPDATE OF CREDIT FACILITY

AND ENGAGES PARKMAN WHALING LLC AND ALVAREZ & MARSAL

DENVER, Colorado and CALGARY, Alberta – October 31, 2008 – Storm Cat Energy Corporation (AMEX: SCU; TSX: SME) today reported that it failed to make its required quarterly interest payment when due on September 30, 2008, and such failure has continued for a period of 30 days, with respect to its Series A and Series B Subordinated Convertible Notes each due March 31, 2012.  The failure of Storm Cat to make the required quarterly interest payment prior to the expiration of such 30 day grace period constitutes an “Event of Default” under the terms of each of the respective Note Purchase Agreements.

In connection with Storm Cat’s previously reported and continuing defaults under its Credit Agreement, its Lenders notified the noteholders that pursuant to the terms of the Note Purchase Agreements and the Subordination and Intercreditor Agreement previously entered into by the noteholders, that the Lenders were enforcing their rights (1) to prohibit Storm Cat from making any payments to the noteholders, and (2) to require that the noteholders standstill and not accelerate any amounts due under the Notes upon an Event of Default or seek other enforcement or redemption actions otherwise permitted under the Note Purchase Agreements. Additionally, as a result of the Event of Default, the rate of interest on the outstanding principal amount of the Notes as well as any overdue interest will increase from 9 1/4% to 12.0% per annum.

Storm Cat has been in discussions with its Lenders since mid-August in order to seek a waiver or forbearance of the defaults under the Credit Agreement, to amend the Credit Agreement or otherwise restructure the Company and seek a liquidity event.   Although Storm Cat intends to pursue in good faith efforts to renegotiate or restructure the terms of the Credit Agreement, there can be no assurance that these efforts will ultimately be successful. In addition, any restructuring plan ultimately agreed upon by Storm Cat and its Lenders may involve implementation through a bankruptcy filing by Storm Cat and/or certain of its subsidiaries. In the event that Storm Cat and its Lenders fail to agree on the terms of a consensual restructuring of the obligations under the Credit Agreement, the Lenders may attempt to effect an acceleration of the obligations under the Credit Agreement. In such event, a material adverse effect on the Company and its results of operations would result.

In connection with the above mentioned defaults under the Credit Agreement, an affiliate of one of the Lenders recently exercised its right to declare a cross-default on Storm Cat’s natural gas commodity swap agreements.  The swap agreements were terminated and amounts in the aggregate of $9.4 million owing to Storm Cat upon termination of the swap agreements were paid to the Lenders to be set-off and reduce the amounts outstanding under the Company’s revolving credit facility.  Because Storm Cat remains in default under the Credit Agreement, it may not re-borrow any funds used to pay down the revolving credit facility without the consent of the Lenders in their sole discretion.  As a result of the termination of the swap agreements, Storm Cat is now fully exposed to the impact of gas price fluctuations in the commodity markets.

As previously reported, Storm Cat has been exploring since mid-May numerous alternatives to improve liquidity, including raising capital, refinancing outstanding debt or the potential sale of assets.  Unfortunately, as a result of falling commodity prices and the global financial crisis Storm Cat has been unsuccessful to date.  Nonetheless, in connection with on-going discussions with its Lenders regarding potential restructuring initiatives, Storm Cat has engaged Houston-based Parkman Whaling LLC for the purpose of assisting the Company in exploring strategic business alternatives as well as engaged Alvarez & Marsal, a turnaround and restructuring firm, for the purpose of assisting the Company with its restructuring efforts.

About Storm Cat Energy

Storm Cat Energy is an independent oil and gas company focused on the exploration, production and development of large unconventional gas reserves from fractured shales, coal beds and tight sand formations and, secondarily, from conventional formations. The Company has producing properties in Wyoming’s Powder River Basin and Arkansas’ Arkoma Basin and exploration and development acreage in Canada. The Company’s shares trade on the American Stock Exchange under the symbol “SCU” and in Canada on the Toronto Stock Exchange under the symbol “SME.”

Forward-looking Statements

This press release contains certain “forward-looking statements”, as defined in the United States Private Securities Litigation Reform Act of 1995, and within the meaning of Canadian securities legislation, relating to potential future production and growth, proposed new wells and infrastructure improvements affecting the Company’s operations. Forward-looking statements are statements that are not historical facts; they are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends, “estimates,” “projects,” “aims,” “potential,” “goal,” “objective,” “prospective,” and similar expressions, or that events or conditions “will,” “would,” “may,” “can,” “could” or “should” occur. Forward-looking statements are based on the beliefs, estimates and opinions of Storm Cat’s management on the date the statements are made and they involve a number of risks and uncertainties. Consequently, there can be no assurances that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Storm Cat undertakes no obligation to update these forward-looking statements if management’s beliefs, estimates or opinions, or other factors, should change. Factors that could cause future results to differ materially from those anticipated in these forward-looking statements include, but are not limited to: (i) the Company’s ability to continue as a going concern; (ii) the ability to consummate any strategic alternatives; (iii) the ability of the Company to obtain and  maintain normal terms with vendors and service providers; (iv) the Company’s ability to maintain contracts that are critical to its operations; (v) the potential adverse impact of continuing defaults under its credit facility and convertible notes on the Company’s liquidity or results of operations; (vi) the volatility of natural gas prices, the possibility that exploration efforts will not yield economically recoverable quantities of gas, accidents and other risks associated with gas exploration and development operations, (vii) the ability of the Company to fund and execute its business plan; (viii) the ability of the Company to attract, motivate and/or retain key executives and employees; (ix) the ability of the Company to attract and retain customers and (x) the other risk factors discussed in greater detail in the Company’s various filings on SEDAR (www.sedar.com) with Canadian securities regulators and its filings with the U.S. Securities and Exchange Commission, including the Company’s Form 10-K for the fiscal year ended December 31, 2007.

Company Contact:

William Kent

Director, Investor Relations

Phone: 303-991-5070

www.stormcatenergy.com